Assignment and Assumption Agreement
Dated as of July 29, 2016

This Assignment and Assumption Agreement (this “Agreement”) is made effective as of the date first set forth above, pursuant to that certain Asset Purchase Agreement, by and among (i) VPR Brands LP, a Delaware limited partnership (“Buyer”), Kevin Frija (“Mr. Frija”) and Vapor Corp., a Delaware corporation (“Seller”), dated of even date herewith (the “Asset Purchase Agreement”). Capitalized terms which are used but not defined in this Agreement shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

Background

A. Subject to the terms and conditions of the Asset Purchase Agreement, Seller has agreed to sell, assign, transfer and deliver all of its right, title and interest in and to the Assets to Buyer, and Buyer has agreed to assume the Assumed Liabilities.

B. The execution and delivery by of this Agreement by each of Buyer and Seller is a condition precedent to the obligations of Buyer and Seller to consummate the transactions contemplated by the Asset Purchase Agreement.

Terms of Agreement

Now, therefore, in consideration of the execution and delivery of the Asset Purchase Agreement, the sufficiency of such consideration is hereby acknowledged, Seller and Buyer hereby agree as follows:

1. Assignment and Assumption of Assumed Liabilities. Seller does hereby sell, assign, transfer and convey to Buyer all of the right, title and interest of Seller in, to and under the Assumed Liabilities set forth on Exhibit A hereto, together with any other rights, privileges and benefits belonging to or held by Seller thereunder. Buyer hereby agrees to pay, perform, and cause to be paid or performed, and otherwise to discharge or cause to be discharged, all debts, duties and other obligations of Seller relating to the Assumed Liabilities set forth on Exhibit A.

2. Further Assurances. Buyer and Seller shall execute and deliver such further instruments of sale, conveyance, transfer, assignment and assumption and take such other actions reasonably requested by the other in order to more effectively bargain, sell, assign, transfer, convey to and vest in Buyer all of the right, title, interest, duties and obligations of Seller associated with the Assumed Liabilities.

3. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns.

4. Amendment. This Agreement may not be amended or modified except by an instrument or instruments in writing signed by or on behalf of the party against whom enforcement of any such amendment or modification is sought.

5. Governing Law. This Agreement shall be governed by, enforced in accordance with, and interpreted under the internal substantive laws of the State of Florida, without giving effect to the principles thereof relating to conflicts of law.

6. Construction. This Agreement is delivered pursuant to and is subject to the terms of the Asset Purchase Agreement. In the event of any conflict or ambiguity between the terms of the Asset Purchase Agreement and the terms of this Agreement, the terms of the Asset Purchase Agreement shall control.

7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. Delivery of an executed signature page of this Agreement by electronic transmission or electronic data file shall be effective as delivery of a manually executed counterpart hereof.

[Signatures appear on following pages]

In witness whereof, the parties have executed this Agreement as of the date first set forth above:

VPR BRANDS, LP

VPR Brands, LP

By:	/s/ Kevin Frija
Kevin Frija, CEO

VAPOR CORP.

VAPOR CORP.

By:	/s/ Jeffrey Holman
Jeffrey Holman, CEO

EXHIBIT A

Assumed Liabilities

●	Customs contract
●	Lease for Facility (month to month)
●	Utilities for Facility
●	Comcast
●	Website hosting
●	ADT
●	FedEx
●	Garbage service
●	Building security
●	After hours phone services